College Retirement Equities Fund ("CREF")
Explanatory Statement to the Form N-SAR
for the semiannual period ended 6-30-15
in response to Question 77Q1.


Item 77Q1. Other Exhibits

Amendment to the Amended and Restated Investment
Management Services Agreement

On April 24, 2015 under Conformed Submission 485BPOS, accession number, 0000930413-15-001958, a copy of the Form of an Amendment, dated April 24, 2015 (the Amendment) to the January 2, 2008 Amended and Restated Investment
Management Services Agreement between CREF and TIAA-CREF
Investment Management LLC was previously filed with the SEC as exhibit (11)(z) to the CREF Registration Statement.
This Amendment is incorporated herein by reference as an exhibit to Sub-Item 77Q1. of Form N-SAR.